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                                                                    EXHIBIT 10.2

                                                                [CHILDTIME LOGO]
August 26, 2002

Frank M. Jerneycic
3028 West Ridge Court
Bloomfield Hills MI  48302

Dear Frank:

I am pleased to offer you the position of Vice President, Chief Financial Officer, and Treasurer for Childtime Learning Centers Inc. and Childtime Childcare Inc. and to confirm the following details regarding your compensation, benefits and other information:

     1. You will report directly to the President and Chief Executive Officer and will begin employment on a mutually agreed upon start date.

     2. Your starting base salary will be $175,000 per annum payable in biweekly installments.

     3. You will have the opportunity to earn an annual cash bonus (the "Annual Bonus") payable within 90 days after the end of each fiscal year in an amount up to a maximum of 100% of your annual earned base salary. You may start earning bonus when the company reaches 95.1% of budgeted EBITDA and may earn a bonus of up to 50% on a pro-rata basis for achieving 100% of budgeted EBITDA. You have the opportunity to earn additional bonus on a pro rata basis of up to 100% of your annual earned base salary for achieving or exceeding 120% of budgeted EBITDA.

     4. For the fiscal year 2003 you will be paid a minimum of a $50,000 Annual Bonus contingent upon achieving certain business objectives. These objectives will be determined within 60 days of your hire date.

     5. You will be granted an option ("the "Option") to purchase 50,000 shares of the Common Stock of the Company at a strike price of $3.50 per share. The Option is a non-qualified Option and will be granted as of your first day of employment via a Stock Option Grant Letter in accordance with the Company's 1995 Stock Option Plan for Key Employees, As Amended. The Option will vest at 20% per year for five years beginning on the first anniversary after the commencement of your employment, and will expire on the seventh anniversary after the commencement of your employment.


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     6.  You will be eligible for participation in the Company's contributory medical, vision, dental and life insurance plans effective October 1, 2002.

     7. You will be eligible for four weeks of vacation per year. After one year of employment, you will be eligible for participation in the Company's 401(k) program.




     8. You are eligible for guaranteed employment or payment of your annual base salary for your first 12 months of employment unless you resign or are terminated with cause. In the event that you are terminated without cause in months 9-12 of your first year of employment, you will be eligible for a minimum of 3 months of your base salary. At any time after one year of employment with Childtime, you will be eligible for 3 months base salary/severance pay if you are terminated from employment without cause. Eligibility for the provisions listed in this section is based upon the execution of a Separation, Confidentiality, and Release of All Claims Agreement. Other than the provisions reflected in this paragraph, your employment will be "At Will" and you will serve at the pleasure of the President and CEO of the company.

     Please sign your acknowledgement of your receipt and understanding of this letter below, and return to Scott Smith as soon as possible. Please do not hesitate to contact me should you have any questions.

     We at both Childtime and Tutor Time are looking very forward to having you as a part of our team during this exciting time, and trust that your employment with us will be both challenging and rewarding.

     Very truly yours,


         /s/ Bill Davis
     ------------------------
     Bill Davis
     President and CEO
     Childtime Learning Centers, Inc.

     ACKNOWLEDGED:      /s/ Frank M. Jerneycic
                       ---------------------------------

                       Frank M. Jerneycic

Dated as of August 28, 2002


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